Exhibit 99.1

For Release: Friday, August 2, 2013 at 4:00 PM (Central)

STATE INVESTORS BANCORP, INC. REPORTS SECOND QUARTER RESULTS

Metairie, Louisiana – August 2, 2013 – State Investors Bancorp, Inc. (the “Company”) (Nasdaq: SIBC), the holding company of State-Investors Bank, reported net income for the quarter ended June 30, 2013, of $75,000, a decrease of $161,000, as compared to net income of $236,000 reported for the quarter ended June 30, 2012.  Earnings per share, basic and diluted, were $0.03 for the quarter ended June 30, 2013, compared to $0.08 for the quarter ended June 30, 2012. Net income for the six months ended June 30, 2013 amounted to $202,000, a decrease of $244,000 from $446,000 in net income reported for the six months ended June 30, 2012. Earnings per share, basic and diluted, were $0.08 for the six months ended June 30, 2013, compared to $0.15 for the six months ended June 30, 2012.

The decrease in net income for the quarter ended June 30, 2013 resulted primarily from a $163,000, or 6.2%, decrease in total interest income, a decrease of $59,000, or 77.6%, in non-interest income, an increase of $24,000, or 75.0%, in the provision for loan losses, and an increase of $22,000, or 1.3%, in non-interest expense, partially offset by a decrease of $75,000, or 54.3%, in the provision for income taxes and a decrease of $32,000, or 4.8%, in total interest expense.  Net interest income decreased $131,000, or 6.7%, due to the $163,000 decrease in total interest income as a result of an overall decline in the average yield on interest earning assets.  The increase in non-interest expense was primarily due to an increase in data processing expense of $73,000, or 82.0%, as well as increases of $50,000, or 31.1%, in occupancy expenses, $7,000, or 53.9%, in advertising expense, partially offset by decreases of $74,000, or 101.4%, in deposit insurance premiums, $12,000, or 8.8%, in professional fees expense, $11,000, or 29.0% in office supplies and postage expense, and $6,000, or 0.7%, in salaries and employee benefits expense.  A $56,000 provision for loan losses was made during the quarter ended June 30, 2013.

The decrease in net income for the six months ended June 30, 2013, compared to the same period in 2012, was primarily due to a decrease of $251,000, or 4.8%, in interest income, a decrease of $61,000, or 47.7%, in non-interest income, an increase of $83,000, or 2.5%, in non-interest expense, and an increase of $44,000, or 71.0%, in the provision for loan losses.  This was partially offset by a decrease of $79,000, or 5.8%, in total interest expense, and a decrease in the provision for income taxes of $116,000.  The decreases in both interest income and interest expense were due to a decrease in the yield on average loans and a decline in the average cost of funds. The decrease in non-interest income was due to a $36,000 loss on other real estate owned and a decrease in service charges, fees and other operating income of $25,000, or 19.5%, compared to the six months ended June 30, 2012.  The increase in non-interest expense was primarily due to increases of $94,000, or 5.6%, in salaries and employee benefits expense, $76,000, or 22.4%, in occupancy expense, $67,000, or 31.5%, in data processing expense, and $14,000, or 58.3%, in advertising, partially offset by decreases of $72,000, or 63.2%, in deposit insurance premiums, $43,000, or 8.9%, in other non-interest expenses, $26,000, or 11.0%, in professional fees expense, $24,000, or 31.2%, in office supplies and postage, and $3,000, or 2.5%, in security expense.

At June 30, 2013, the Company reported total assets of $247.7 million, an increase of $1.7 million, or 0.7%, compared to total assets of $246.0 million at December 31, 2012.  The increase primarily reflects increases in net loans receivable of $9.0 million, or 5.1%, and $212,000, or 1.8%, in other assets, partially offset by decreases in cash and cash equivalents of $4.1 million, or 31.9%, and in investment securities of $3.5 million, or 7.4%. Advances from the Federal Home Loan Bank of Dallas amounted to $47.0 million at June 30, 2013, compared to $39.3 million at December 31, 2012, an increase of $7.7 million, or 19.7%. Deposits decreased $5.7 million, or 3.5%, at June 30, 2013 compared to December 31, 2012.  At June 30, 2013, the Company reported $2.8 million of non-performing assets, or 1.2%, of total assets at such date, compared to $3.3 million of non-performing assets, or 1.3%, of total assets at December 31, 2012.

Total shareholders’ equity decreased $716,000, or 1.6%, to $42.8 million at June 30, 2013, from $43.5 million at December 31, 2012, primarily due to the purchase of 69,491 shares under the Company’s third stock repurchase program, and a decrease in unrealized gain on securities available for sale of $147,000 net of the deferred tax effect, partially offset by net income of $202,000 for the six months period ended June 30, 2013.

The Company repurchased 69,491 shares of its common stock during the six months ended June 30, 2013, at an average price per share of $14.52, under the share repurchase program announced in November 2012 which covered up to 262,000 shares. As of June 30, 2013, there were a total of 134,476 shares remaining for repurchase under the program.

State Investors Bancorp, Inc. is the holding company for State-Investors Bank which conducts business from its main office and three full-service branch offices, in the greater New Orleans market area.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands)
	June 30, 2013	December 31, 2012
ASSETS	(Unaudited)

Cash and cash equivalents	$8,668	$12,729
Investment securities	43,017	46,474
Loans receivable, net	183,834	174,832
Other assets	12,132	11,920

Total assets	$247,651	$245,955

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$155,487	$161,163
FHLB advances	47,006	39,286
Other liabilities	2,372	2,004

Total liabilities	204,865	202,453

Total shareholders’ equity	42,786	43,502

Total liabilities and shareholders’ equity	$247,651	$245,955

State Investors Bancorp, Inc. and Subsidiary
Condensed Consolidated Income Statements
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Total interest income	$2,469	$2,632	$5,029	$5,280
Total interest expense	637	669	1,277	1,356
Net interest income	1,832	1,963	3,752	3,924
Provision for loan losses	56	32	106	62
Net interest income after provision for loan losses	1,776	1,931	3,646	3,862

Non-interest income	17	76	67	128
Non-interest expense	1,655	1,633	3,357	3,274
Income before income taxes	138	374	356	716
Income taxes	63	138	154	270

NET INCOME	$75	$236	$202	$446

Earnings Per Share
Basic	$0.03	$0.08	$0.08	$0.15
Diluted	$0.03	$0.08	$0.08	$0.15

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Selected Operating Ratios(1)
Average interest rate spread	2.88%	3.05%	3.00%	3.05%
Net interest margin	3.14%	3.34%	3.26%	3.35%
Average interest-earning assets to
average interest-bearing liabilities	123.50%	125.24%	123.17%	125.40%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	1.15%	1.49%	1.15%	1.49%
Allowance for loan losses as a percent of non-performing loans	47.98%	44.07%	47.98%	44.07%
Allowance for loan losses as a percent of total loans receivable	0.70%	0.91%	0.70%	0.91%

Per Share Data:
Shares outstanding at period end	2,496,501	2,909,500	2,496,501	2,909,500
Weighted average shares outstanding:
Basic	2,514,171	2,909,500	2,534,685	2,909,500
Diluted	2,572,146	2,909,500	2,590,477	2,909,500

Tangible book value at period end	$17.14	$16.73	$17.14	$16.73
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(1)           Ratios for the three and six month periods are annualized.
(2)           Asset quality ratios are end of period ratios.

CONTACT:
Anthony S. Sciortino, President and Chief Executive Officer (504) 832-9400

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